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                              United Bancorp, Inc.
                                    Form 8-K

                                                                    EXHIBIT 99.1




PRESS RELEASE


THE CITIZENS SAVINGS BANK
201 South 4th at Hickory Street, Martins Ferry, OH  43935
Contact: James W. Everson
         Chairman, President and CEO
Phone:   (740) 633-0445 Ext. 120   ceo@unitedbancorp.com

FOR IMMEDIATE RELEASE:     September 15, 1999


SUBJECT: JAMES W. EVERSON REAPPOINTED CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE
         OFFICER OF THE CITIZENS SAVINGS BANK

MARTINS FERRY, OHIO --- The Board of Directors of The Citizens Savings Bank, Martins Ferry, Ohio has reappointed James W. Everson as Chairman, President, and Chief Executive Officer of The Citizens Savings Bank to fill the vacancy created by the untimely death of Harold W. Price. Everson, who also serves in the same capacity for United Bancorp, Inc., Martins Ferry, Ohio began his banking career with The Citizens Savings Bank as a student employee in 1959 and was originally appointed the Bank's President and Chief Executive Officer in January of 1973. Everson held this position until April of this year at which time The Citizens-State Bank of Strasburg,Ohio under the leadership of Harold Price was consolidated into The Citizens Savings Bank.

Everson stated, "Our entire bank family is devastated by the unexpected death of Harold Price. Harold was a full service banker who brought his own unique style to the management of his people and the service of his customers. He will be very much missed, long remembered and always respected. Our thoughts and our prayers are with his family."

The Citizens Savings Bank is an affiliate of United Bancorp, Inc., which is headquartered in Martins Ferry, and is a multi-bank holding company with total assets of approximately $288 million and total shareholder equity of approximately $26.0 million as of June 30, 1999. Affiliates of UBCP include The Citizens Savings Bank and The Community Bank, Lancaster, Ohio with fourteen banking offices, one Loan Production Office and an Operations Center located in Ohio serving Athens, Belmont, Carroll, Fairfield, Harrison, Hocking and Tuscarawas Counties. The Company trades on The Nasdaq SmallCap Market tier of the Nasdaq Stock Market under the symbol UBCP, Cusip #90991109.





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